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             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
 For the Twelve Months Ended June 30, 2000 and Each of the Five Years Ended September 30
                             (Thousands of Dollars)



------------------------------------------------------ -------------- -------------- -------
                                12 Months
                                  Ended            Fiscal year Ended September 30,
                                 June 30,
                                  2000       1999      1998     1997      1996       1995
---------------------------------------------------------------------------------- ----------

Fixed charges as defined:
  Interest on long-term debt     12,786     13,657    15,040   15,139    12,252     11,116
  Amortization of debt expense      149        353       162      163       152        137
  Other interest                  7,189      4,643     3,145    2,294     2,589      1,974
  AFUDC                            (759)      (630)     (569)    (341)     (251)      (370)
---------------------------------------------------------------------------------- ------------
Total Fixed Charges (A)          19,365     18,023    17,778   17,255    14,742      12,857
================================================================================== ============

Earnings as defined:
  Net income                     22,854     24,451    24,837   26,347    23,898      21,421
  Income taxes                   14,473     15,489    15,127   15,711    14,496      13,521
  Total fixed charges above      19,365     18,023    17,778   17,255    14,742      12,857
---------------------------------------------------------------------------------- ------------
Total Earnings (B)               56,692     57,963    57,742   59,313    53,136      47,799
================================================================================== ============

Ratio of Earnings to Fixed
  Charges (B/A)                    2.93       3.22      3.25     3.44      3.60        3.72
================================================================================== ============



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